Exhibit 99.1

Diversified Corporate Resources Reviews Strategic Options Regarding Traveling Nurse Division

DALLAS, August 17th /PRNewswire-FirstCall/ — Diversified Corporate Resources, Inc. (OTC Pink Sheets: HIRD.PK - the “Company”) announces that it is reviewing its strategic options regarding the Company’s traveling nurse division, including whether or not to sell this division.

The Company was advised on Friday, August 12, 2005, that MT Ultimate Healthcare Corp. (“MT”) (OTCBB: MTHC) issued a non-joint press release on August 8, 2005, stating that it had signed a binding agreement to purchase the business and assets of the Company’s traveling nurse division which conducts business under the name Magic Healthcare and is located in Palm Desert, CA.

In clarification of this press release, the Company has executed a Memorandum of Understanding and Agreement with MT and has held discussions regarding the same.  However, the exclusivity period under that agreement, during which the parties agreed to use their reasonable efforts to close the transaction, has expired.  Accordingly, although these discussions are continuing, no assurances can be provided that a final, definitive agreement with MT will be reached or that a sale is otherwise imminent.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioMed and Finance and Accounting. The Company currently operates a nationwide network of eight regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such “forward-looking” statements. Important factors (the “Cautionary Disclosures”) that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses,  and other factors that affect businesses generally. Subsequent written and oral “forward-looking” statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

CONTACT:	PR Financial Marketing LLC, Houston
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com

SOURCE:	Diversified Corporate Resources